Exhibit 10.11

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (this “Agreement”) is made as of August 19, 2025, 2025 (the “Effective Date”), by and between AlphaTON Capital Corp, a British Virgin Islands business company listed on the Nasdaq Stock Exchange (the "Company"), and Red Shark Ventures Inc. ("Consultant”).

RECITALS

WHEREAS, the Company desires to engage Consultant’s managing partner, Yury Mitin, as a Director and Chief Business Development Officer (CBDO) of the Company;

WHEREAS, Company desires on the terms and subject to the conditions set forth in this Agreement to retain the services of Consultant as an independent contractor; and,

WHEREAS, Consultant desires to provide services to the Company as an independent contractor in such capacity;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.                Consultant Engagement and Services

1.1             Engagement. The Company hereby engages the Consultant as an independent contractor to provide the services as set forth in Schedule 1 of this Agreement (the “Services”). Consultant shall ensure that its managing partner, Yury Mitin (“Key Individual”), provides the Services in the role of Chief Business Development Officer (CBDO), reporting directly to the Chief Executive Officer and the Board of Directors. Executive shall perform such services and responsibilities as are customarily associated with the position of CBDO. The engagement shall begin on August 19, 2025 (the “Engagement Date”).

1.2             Services. During the Term (as defined below), Consultant, through its Key Individual, shall perform the Services, as described in the Statement of Work attached hereto as Schedule 1, and such other duties as may be reasonably assigned by the Company’s Board of Directors.

1.3             Time. Key Individual shall devote sufficient time necessary to complete the services and responsibilities hereunder in a professional and timely manner. While Key Individual shall generally be available during normal business hours, Key Individual shall have discretion to determine their own schedule and manner of performing services. Key Individual shall comply with all applicable Company policies, procedures, and codes of conduct as they relate to independent contractors.

1.4             Place of Performance. Key Individual shall spend his/her working time engaged in activities at a location mutually agreeable to Company and Key Individual.

2.                Term of Agreement

The Term of this Agreement shall commence on the Effective Date and continue for a period of four (4) years, unless earlier terminated in accordance with Section 5 of this Agreement (the "Term"). The Agreement shall automatically renew for successive one-year (1) periods unless either party provides 180 days' notice of non-renewal. Notwithstanding any other provision of this Agreement, in the event that the Transaction does not take place within ten (10) business days of the Effective Date, either party may terminate this Agreement on or before the date upon which the Transaction does take place, with no liability accruing to any party and no continuing restrictive covenants.

3.                Compensation and Benefits

3.1             Base Fee.

3.1.1        Fiat. The Company shall pay Consultant an annual base fee of Three Hundred Thousand US Dollars ($300,000 USD) and the TON described below (the “Base Fee”), payable in accordance with the Company's standard payment practices, subject to applicable tax reporting.

3.1.2        TON Token Compensation. As part of Base Fee, Consultant shall also receive Three Hundred Thousand US Dollars ($300,000 USD) worth of TON tokens (based on 30-day VWAP) annually as additional Base Fee, with the number of tokens determined based on the fair market value on the grant date (based on 30-day VWAP). The grant date shall be the Effective Date and each anniversary thereafter. Such tokens shall be subject to the following terms to be described in a grant agreement:

(a)    Transfer restrictions for 12 months post-receipt; and

(b)   Subject to Company's digital asset policy.

3.2             Performance Bonus. Consultant shall be eligible for an annual performance bonus with a target of 200% of each compensation component, as detailed below. Performance metrics shall include company financial performance (60%), strategic objectives (25%) and ESG/stakeholder metrics (15%) (the “Performance Metrics”).

3.2.1        Cash Bonus. Consultant shall be eligible for an annual cash performance bonus structured as follows:

(a)    Target: Six Hundred Thousand US Dollars ($600,000 USD) (200% of Base Fee)

(b)   Threshold (50% payout): Three Hundred Thousand US Dollars ($300,000 USD)

(c)    Maximum overperformance (400% payout): One Million Two Hundred Thousand US Dollars ($1,200,000 USD)

3.2.2        TON Token Bonus. Consultant shall be eligible for an annual token performance bonus structured as follows:

(a)    Target: Six Hundred Thousand US Dollars ($600,000 USD) (200% of base token grant) in TON tokens (30 day VWAP)

(b)   Threshold (50% payout): Three Hundred Thousand US Dollars ($300,000 USD) in TON tokens (30 day VWAP)

(c)    Maximum overperformance (400% payout): One Two Five Hundred Thousand US Dollars ($1,200,000 USD) in TON tokens (30 day VWAP)

3.2.3        Equity Bonus. Consultant shall be eligible for an annual equity performance bonus structured as follows:

(a)    Target: Six Hundred Thousand US Dollars ($600,000 USD) in additional equity (200% of base equity compensation)

(b)   Threshold (50% payout): Three Hundred Thousand US Dollars ($300,000 USD) in equity

(c)    Maximum overperformance (400% payout): One Million Two Hundred Thousand US Dollars ($1,200,000 USD) in equity

3.3             Incentive Compensation.

3.3.1        Equity Incentive Compensation. Consultant shall receive annual equity grants with a base value of Three Hundred Thousand US Dollars ($300,000 USD) per year, consisting of:

(a)    Restricted Stock Units (RSUs) and/or stock options;

(b)   Vesting schedule: 20% per year over five years for RSUs; and

(c)    Subject to Company's Equity Incentive Plan terms and conditions.

3.3.2        Long-Term Incentive Plan (LTIP). In addition to annual equity grants, Consultant shall participate in a special LTIP with a target value of One Million Two Hundred US Dollars ($1,200,000 USD) annually, based on 5-year performance cycles measuring TSR, revenue growth, and EBITDA margins.

3.4             Payment Schedule. The Base Fee shall be payable in arrears in equal payments at such frequency as is the custom and practice of Company and on at least a semi-monthly basis. Annual bonuses shall be paid within sixty (60) days following the end of the applicable performance period, subject to Consultant’s continued service through the payment date unless otherwise specified in this Agreement. Token compensation shall be delivered monthly in accordance with the vesting schedule, and equity grants shall be made annually on the anniversary of the Consultant’s start date or such other date as determined by the Board.

3.5             Transaction Closing Bonus.

3.5.1        Subject to successful completion of the transaction in which the Company sells one or more private transactions no less than an aggregate of fifty million dollars ($50,000,000) of its equity securities (the "Transaction"), the Consultant shall be entitled to receive the following additional transaction bonus compensation:

(a)    Equity Component

(1)   Value: Consultant will receive a percentage of the issued and outstanding ordinary shares the Company at closing, determined by the aggregate Transaction size as follows:

(A)            If the Transaction is below $400,000,000, Consultant shall receive 1% of the issued and outstanding ordinary shares of the Company after giving effect to the number of ordinary shares of the Company as of immediately after the closing of the Transaction; or

(B)            If the Transaction is $400,000,000 or above, Consultant shall receive 0.75% of the issued and outstanding ordinary shares of the Company after giving effect to the number of ordinary shares of the Company as of immediately after the closing of the Transaction.

(2)   Form: Restricted stock units (RSUs) or equivalent equity in the Company (which could include Ordinary Shares) to be issued in a private placement transaction and registered for resale on a registration statement that the Company will use commercially reasonable efforts to cause to be declared effective within six (6) months following the closing of the Transaction.

(3)   Vesting; Lock-up: 100% of the RSUs shall vest immediately upon the closing of the Transaction. Notwithstanding such vesting, the RSUs shall be subject to a transfer restriction (lock-up) for a period of six (6) months following the closing of the Transaction. After the expiration of the lock-up period, no further restrictions shall apply

(4)   Voting Rights: Full voting rights upon vesting.

(b)   Cash Component: Consultant will receive $250,000 USD in cash, payable from working capital. Payment shall be made via wire transfer to an account designated by Consultant in writing within five (5) business days following the closing of the Transaction.

(c)    Token Component: Consultant will receive $250,000 in TON tokens (valued at a 30-day VWAP on the date of the closing of the Transaction), to be provided from the rewards generated by the Company’s staking of TON tokens purchased with the Transaction proceeds (“Bonus Tokens”). Payment of the Bonus Tokens shall be made to a wallet designated by Consultant in writing within three (3) months from the closing of the Transaction.

(d)   Options Component: Consultant will receive $500,000 of equity options, granted with an exercise price per share equal to the last closing price of the Company’s ordinary shares on the Effective Date. Option Vesting: 25% vesting immediately upon closing of the Transaction, with the remaining 75% vesting in equal monthly installments over the subsequent 6-month period. Company will use commercially reasonable efforts to file a Registration Statement on Form S-8 with the SEC to cover the exercise of the shares underlying the equity options as soon as practicable following the closing of the Transaction and, in any event, within 10 days following the closing of the Transaction. Until such registration statement is on file, Executive will not exercise the options that vested immediately upon the closing of the Transaction. All unvested options shall immediately vest upon (i) a subsequent Change of Control, (ii) termination of Consultant’s services for the Company without Cause, or (iii) Consultant’s termination for Good Reason as defined in Section 5. Unvested options shall be forfeited upon voluntary termination not for Good Reason or termination for Cause.

(e)    The Company shall establish and maintain a pool of 0.75% in equity options for non-leadership advisors, separate from the equity and options granted to Consultant under this agreement.

4.                Benefits

4.1             Benefits. As an independent contractor, Consultant shall be responsible for its own benefits, insurance, and tax obligations. In lieu of employee benefits, Consultant shall receive the following additional compensation:

(a)    Paid stipend of up to $75,000 per year for Consultant to purchase private health insurance for Key Individual. If Consultant elects the cash stipend:

(1)   Payment shall be made monthly or quarterly

(2)   Consultant must provide proof of health insurance coverage to the Company

(3)   Stipend is taxable income to Consultant

4.1.2        Paid stipend for term life and disability insurance to Consultant for Key Individual equal to five times (5x) Base Fee;

4.1.3        Paid stipend for short-term and long-term disability insurance to Consultant for the Key Individual at a value of 100% Base Fee replacement; and

4.1.4        Directors and Officers liability insurance with minimum Ten Million US Dollar ($10M USD) coverage.

4.1.5        Paid stipend for a personal umbrella policy of Ten Million US Dollar ($10M USD);

4.1.6        Kidnap and ransom insurance for international travel for Key Individual;

4.1.7        Paid stipend of Two Hundred and Fifty Thousand US Dollars ($250,000) toward Consultant’s retirement accounts that Consultant pays for its employees;

4.1.8        Non-Qualified Deferred Compensation plan allowing deferral of up to 75% of bonus subject to 409A restrictions;

4.1.9        Paid stipend for financial planning, tax preparation, and legal services (up to One Hundred Thousand US Dollar ($100,000 USD annually));

4.1.10     Paid stipend for club memberships (up to Fifty Thousand US Dollar ($50,000 USD) initiation, and up to Fifty Thousand US Dollar ($50,000 USD) in annual dues); and

4.1.11     Paid stipend for car allowance (up to Seventy-Five Thousand US Dollars ($75,000 USD) annually).

4.1.12     Available paid paternity leave of sixteen (16) weeks without reduction in compensation or benefits.

5.                Termination of Services or Good Reason

5.1             Termination for Cause

5.1.1        The Company may terminate Consultant’s services hereunder for Cause. "Cause" shall be limited to the following:

(a)    Consultant’s or Key Individual's conviction of a felony;

(b)   Consultant’s or Key Individual’s willful and material breach of this Agreement that remains uncured after a 30-day written notice and cure period; or

(c)    Consultant’s or Key Individual's fraud or embezzlement involving Company funds in excess of $1,000,000.

5.1.2           The Consultant may terminate his/her services for Good Reason. "Good Reason" shall mean the occurrence of any of the following without Consultant’s consent:

(a)    A material diminution in Consultant’s services, authorities, or responsibilities;

(b)   A reduction in Consultant’s Base Fee or target bonus opportunity;

(c)    Relocation of Consultant's principal workplace by more than fifty (50) miles; or

(d)   Any material breach by the Company of this Agreement.

5.1.3           Consultant must provide written notice of Good Reason within 90 days and allow a 30-day cure period by the Company,

5.2             Effect of Termination

5.2.1        Termination Without Cause or for Good Reason

(a)    If Consultant’s services are terminated by the Company without Cause or by Consultant for Good Reason, Consultant shall be entitled to receive:

(1)             An amount equal to twenty-four (24) months of Consultant’s then-current Base Fee;

(2)             Two times (2x) Consultant’s target bonus;

(3)             A pro-rated portion of Consultant’s current year bonus based on actual performance

(4)             Continuation of all health and welfare stipends for twelve (12) months following termination;

(5)             Accelerated vesting of all unvested equity awards that would have vested in the twenty-four (24) months following termination; and

(6)             Outplacement services for the Consultant and its Key Individual valued at up to $50,000.

5.3             Transaction Actions. Regardless of whether the Consultant’s is terminated with Cause, without Cause, or for Good Reason, upon Termination, the Consultant shall, and shall direct Key Individual to:

5.3.1        Immediately and forever thereafter, cease to represent itself as an officer of the Company;

5.3.2        Cease all use, direct or indirect, of any trademarks or any other intellectual property of Company or its affiliates or any of the Clients or its affiliates, and not thereafter use, directly or indirectly, any name, mark or design which is similar to or confusing with such intellectual property;

5.3.3        Provide to the extent reasonably requested by Company, cooperation with Company in connection with matters arising out of the Consultant’s service to Company; provided that, Company shall make reasonable efforts to minimize disruption of the Consultant’s other activities. Company shall reimburse the Consultant for reasonable expenses incurred in connection with such cooperation and, to the extent that the Consultant is required to spend substantial time on such matters, Company shall compensate the Consultant at an hourly rate of $2,500 per hour for such cooperation.

5.3.4        Immediately return to Company all of Company’s or Clients’ property in Company’s and/or the Consultant’s or agents’ possession or control including, but not limited to, keys, key cards, access cards, identification cards, security devices, credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information, that are in the possession or control of the Consultant, whether they were provided to the Consultant by Company or any of its business associates or created by the Consultant, and maintain as confidential any information of Company or Clients which cannot be returned;

5.4             Termination Payment. Upon any termination of services, Company shall pay Consultant all accrued but unpaid Base Fee and Additional Compensation through the termination date, plus any unreimbursed business expenses submitted within thirty (30) days of termination. Any severance payments under Section 5.2 shall be conditioned upon Consultant’s execution of a release of claims in a form reasonably acceptable to the Company. All payments under Section 5.2 shall commence within 60 days following termination, provided the release has become effective.

5.5             Termination Survival. The provisions of this Agreement shall survive any termination, if so provided herein, or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the obligations of the Consultant under Sections 7, 8 and 9 hereof. The Consultant recognizes that, except as expressly provided in Section 5.2, Consultant is not entitled to any compensation after termination of services.

6.                Expenses

6.1             During the Term, Consultant shall be entitled to the following expenses and reimbursements in connection with Consultant’s services to Company:

6.1.1        Travel Expenses

(a)    First or Business class or reasonable private air travel for all business-related trips;

(b)   Five-star hotel accommodations for business travel;

(c)    Coverage of spouse and immediate family travel expenses for international business trips exceeding five (5) days; and

(d)   Reasonable ground transportation expenses.

6.1.2        Entertainment and Client Relations

(a)    Corporate credit card for business-related expenses;

(b)   Annual entertainment budget of two hundred fifty thousand US Dollars ($250,000 USD).

6.1.3        Office and Technology

(a)    Executive office suite with private facilities;

(b)   Dedicated executive assistant and additional administrative support as reasonably necessary;

(c)    Latest technology equipment and full IT support services;

(d)   Home office equipment allowance of $50,000; and

(e)    Dual office setup if Consultant’s role requires relocation.

6.1.4        Security

(a)    Personal security assessment and services as deemed necessary by Company;

(b)   Home security system installation and ongoing monitoring services;

(c)    Comprehensive cybersecurity protection for all business-related personal devices.

6.2             Reimbursement. All expenses shall be reimbursed upon submission of reasonable written documentation in accordance with Company's expense reimbursement policies. The Company shall provide direct payment for services where practicable.

6.3             Tax Obligations. As an independent contractor, Consultant shall be solely responsible for all federal, state, and local taxes, including self-employment taxes, social security contributions, and any other tax obligations related to the compensation received under this Agreement. Company will report Consultant’s compensation on Form 1099-NEC or other appropriate tax forms. Consultant agrees to indemnify and hold Company harmless from any tax liabilities, penalties, or interest related to Consultant’s tax obligations.

7.                Confidential Information

The Consultant understands and acknowledges that during the Term, the Consultant will have access to and learn about Confidential Information, as defined below.

7.1             Confidential Information Defined

a)      For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, executive lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulas, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to Company in confidence.

b)     The Consultant understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

c)      The Consultant understands and agrees that Confidential Information includes information developed by the Consultant in the course of the Consultant’s services for Company as if Company furnished the same Confidential Information to the Consultant in the first instance.

d)     Confidential Information shall not include any information that: (i) is in the public domain at the time of disclosure; (ii) becomes publicly known after disclosure through no wrongful act on the part of Consultant; (iii) Consultant can show by documentary evidence was lawfully known to Consultant prior to the date of its disclosure to Consultant by Company; or (iv) becomes known to Consultant, free of any obligation of confidentiality, from a source that does not owe a duty of confidentiality to Consultant with respect to such Confidential Information.

7.2             Company Creation and Use of Confidential Information. Consultant acknowledges that Company may have property which falls within the definition of a “trade secret” under Delaware law. Consultant acknowledges that the Delaware Uniform Trade Secrets Act, 6 Del. C. §§ 2001 et seq., prohibits misappropriation by any person (and whether or not an executive of Company) of Company’s trade secrets, and provides Company with certain remedies in the event of any such misappropriation.

7.3             Disclosure and Use Restrictions. The Consultant agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other executives of Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of Company and, in any event, not to anyone outside of the direct employ of Company except as required in the performance of the Consultant authorized services to Company (and then, such disclosure shall be made only within the limits and to the extent of such duties); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of Company, except as required in the performance of the Consultant’s authorized services to Company (and then, such disclosure shall be made only within the limits and to the extent of such duties). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Consultant shall promptly provide written notice of any such order to Company.

7.4             Obligation Predates Agreement. The Consultant understands and acknowledges that the Consultant’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Consultant first having access to such Confidential Information (whether before or after the Consultant begins services by Company) and shall continue during and after the Consultant’s services by Company until such time as such Confidential Information has become public knowledge other than as a result of the Consultant’s breach of this Agreement or breach by those acting in concert with the Consultant or on the Consultant’s behalf.

8.                Restrictive Covenants

8.1             Non-solicitation of Executives. Subject to the other provisions of this Agreement and so long as Company is not in breach of this Agreement, during Consultant's engagement with Company and for a twenty four month (24) period thereafter, Consultant will not disrupt, damage, impair or interfere with the business of Company by soliciting or encouraging or assisting others to solicit any of Company’s employees, agents or consultants for a competing business or otherwise induce or attempt to induce Company’s employees to leave their employment.

8.2             Non-disparagement. Neither the Consultant nor the Consultant’s agents like the Key Individual shall, except in connection with a legal proceeding or order (including a proceeding relating to this Agreement), from and after the date hereof, regardless of the expiration or termination of this Agreement, make any: (i) statement to any person or entity which has a business relationship with Company; or (ii) public statement, in each instance, that criticizes, ridicules, disparages, disagrees with, interferes with a business relationship of, or is otherwise derogatory of, Company, or any of its affiliates, including but not limited to, agents, executives, or independent contractors, or any of Company’s products, services, or procedures.

8.3             Non-Competition. Subject to the other provisions of this Agreement and so long as Company is not in breach of this Agreement, during the 12-month period following the termination of Consultant’s engagement for any reason (the "Restriction Period"), Consultant shall not engage, directly or indirectly, whether as an owner, partner, shareholder, consultant, agent, employee, co-venturer, or otherwise, with any business that competes directly with the Company in the TON and/or Telegram Ecosystem in which the Company operates other than for ordinary investment activities. As consideration for this non-compete obligation, the Company shall pay Consultant a monthly payment equal to Consultant’s monthly fee during the Restriction Period.

9.                Proprietary Rights

9.1             Work Product. The Consultant acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Consultant individually or jointly with others during the period of the Consultant’s engagement with Company and relating in any way to the business or contemplated business, research or development of Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of Company.

9.2             Work Made for Hire; Assignment. The Consultant acknowledges that, by reason of being contracted by Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by Company. To the extent that the foregoing does not apply, the Consultant hereby irrevocably assigns to Company, for no additional consideration, the Consultant’s entire right, title and interest in and to all Work Product, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that Company would have had in the absence of this Agreement.

9.3             Further Assurances; Power of Attorney. During and after the Consultant’s services, the Consultant agrees to reasonably cooperate with Company to (a) apply for, obtain, perfect and transfer to Company the Work Product as well as an Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, executing and delivering to Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by Company. The Consultant hereby irrevocably grants Company power of attorney to execute and deliver any such documents on the Consultant’s behalf in the Consultant’s or Key Individual’s name and to do all other lawfully permitted acts to transfer the Work Product to Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Consultant or Key Individual does not promptly cooperate with Company’s request (without limiting the rights Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Key Individual’s subsequent incapacity.

9.4             No License. The Consultant understands that this Agreement does not, and shall not be construed to, grant the Consultant any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to him by Company.

10.             Indemnification

10.1          The Company shall indemnify the Consultant and the Key Individual to the fullest extent permitted by law against any and all expenses, liabilities, and losses (including attorneys' fees, judgments, fines, penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred by the Consultant or the Key Individual in connection with any proceeding arising by reason of the Consultant’s engagement with the Company, provided that the Consultant or the Key Individual (as the case may be) acted honestly and in good faith and in what the Consultant or the Key Individual believed to be in or not opposed to the best interests of the Company, and, in the case of criminal proceedings, the Consultant or the Key Individual had reasonable cause to believe that their conduct was unlawful. The Company agrees to maintain Directors and Officers liability insurance with minimum limits of $10,000,000 to cover such indemnification obligations. The rights to indemnification and advancement of expenses shall continue as to the Consultant even if the Consultant has ceased to serve the Company and shall inure to the benefit of the successors or assigns for a period of ten (10) years following the termination of the Consultant’s services.

11.             Governing Law

This Agreement shall in all respects be governed by the laws of the State of Delaware applicable to agreements executed and wholly performed within such state, without regard to any conflict of laws principles thereof.

12.             Agreement to Arbitrate

Except as otherwise expressly provided herein, and to the fullest extent permitted by applicable law, Company and Consultant consent to the resolution by binding arbitration of all claims or controversies for which a court otherwise would be authorized by law to grant relief, in any way arising out of, relating to or associated with Consultant’s engagement with Company or the termination of such engagement (“Arbitration Claims”), that Company may have against Consultant or that Consultant may have against Company or against its officers, directors, executives or agents in their capacity as such or otherwise. Such arbitration shall be administered by JAMS or the American Arbitration Association (AAA) in New York City. For disputes involving claims of less than $1,000,000, the arbitration shall be conducted by a single arbitrator. For disputes involving claims of $1,000,000 or more, the arbitration shall be conducted by a panel of three arbitrators. Notwithstanding the foregoing, either party may seek preliminary and permanent injunctive relief in court, without the posting of bond, for any claims relating to the breach or threatened breach of the restrictive covenants set forth in this Agreement. For the avoidance of doubt, Consultant shall have no duty to mitigate damages in connection with any Arbitration Claims or other claims arising under this Agreement.

13.             Notices

All notices, approvals, requests or demands (“Notices”) which any party is required or may desire to give to the other hereunder shall be in writing, unless otherwise specified, and shall deemed to have been received (i) immediately upon delivery to the address set forth below; (ii) three (3) days from the date by mailed, registered or certified, postage prepaid to the address set forth below; or (iii) upon confirmation of transmittal by any electronic means whether now known or hereafter developed, including but not limited to email to the email address specified below:

If to Company:

Clarence Thomas Building

P.O. Box 4649, Road Town

Tortola, British Virgin Islands, VG1110

c/o Portage Development Services Inc.

Andrea Park, 302 219-556

Attn.: Andrew Hudder

Email: ahudders@golenbock.com

With copy to, which copy shall not constitute notice:	Zuber Lawler LLP 2029 Century Park E, Suite 400, Los Angeles, CA 90067, USA Attn.: Josh Lawler Email: jlawler@zuberlawler.com
If to Consultant:	Red Shark Ventures Inc. Address: [omitted] Email: [omitted]

A party may change its designated notice information by providing written notice of such change to the other party.

14.             Assignability

Company may assign its interest in this Agreement to any subsidiary or affiliate of Company or in connection with a sale of Company and the provisions of this Agreement shall inure to the benefit of the successors and assigns of Company. Consultant may not assign or transfer this Agreement. Subject to the above, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

15.             Good Faith and Fair Dealing

The parties hereto shall perform, fulfill and discharge their duties and obligations hereunder in a reasonable manner in good faith and agree to deal fairly with each other in accordance with their duties of good faith and fair dealing as set forth in the laws of the state of Delaware, consistent with the governing law provision above.

16.             Severability

Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law. If in spite of the foregoing, any provision of this Agreement shall be judged invalid, illegal, or unenforceable in any applicable jurisdiction, such provision shall be restricted or deleted in such jurisdiction only to the extent necessary to make such provision valid, legal, and enforceable in such jurisdiction, and the validity, legality, and enforceability of such provision in any other jurisdiction, or of any of the other provisions of this Agreement in all jurisdictions, shall not in any way be affected or impaired thereby.

17.             Advice of Counsel

The Parties represent and warrant to each other that, prior to the execution of this Agreement, they sought the advice of independent legal counsel of their own selection regarding the substance of this Agreement or have had the opportunity to consult with independent legal counsel and have knowingly chosen not to do so.

18.             Entire Agreement

This Agreement (together with the Exhibits hereto) contains the full and complete understanding and agreement between the parties with respect to the subject matter and supersedes all other agreements between the parties whether written or oral relating thereto, and may not be modified or amended except by a written instrument executed by both of the parties hereto. A waiver of a breach or default under this Agreement shall not be a waiver of any other or subsequent breach or default. The failure or delay in enforcing compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition unless such term or condition is expressly waived in writing.

19.             Amendments and Waiver

No supplement, modification or amendment of any term, provision or condition of this Agreement shall be binding or enforceable unless evidenced in writing executed by Consultant and approved by the Company's Board of Directors. No waiver of any term, provision or condition of this Agreement shall be deemed to be, or shall constitute, a waiver of any other term, provision or condition herein, whether or not similar. No such waiver shall be binding unless in writing and signed by the waiving party.

20.             Section Headings

The headings of paragraphs, sections and other subdivisions of this Agreement are for convenient reference only. They shall not be used in any way to govern, limit, modify, construe this Agreement or any part or provision thereof or otherwise be given any legal effect.

21.             Counterparts/Signature Delivery

This Agreement and any Exhibits hereto may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute a single agreement. A signature delivered via facsimile, email, or attachment to email shall be equally as effective as an original signature delivered in-person, via mail, or via any other means.

IN WITNESS WHEREOF, Company has caused its duly authorized representative to execute, and Consultant has executed, this Agreement effective as of the Effective Date.

Red Shark Ventures Inc.	ALPHATON CAPITAL CORP
By: /s/ Yury Mitin Name: Yury Mitin Title: Director	By: /s/ Brittany Kaiser Name: Brittany Kaiser Title: Chief Executive Officer

SCHEDULE 1

Statement of Work

1